UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Broadridge Financial Solutions, Inc. (the “Company”) approved special stock option grants under the Company’s 2007 Omnibus Award Plan to certain of the Company’s corporate officers. The special stock option grants to the Company’s principal executive officer, principal financial officer and two of the most highly compensated executive officers of the Company were as follows:

Corporate Officer	Number of Shares Underlying Options	Exercise Prices
Richard J. Daly Chief Executive Officer	600,000	200,000 @ CP1 200,000 @ 110% of CP 200,000 @ 120% of CP

Dan Sheldon Vice President, Chief Financial Officer	170,000	56,666 @ CP 56,667 @ 110% of CP 56,667 @ 120% of CP

John Hogan President and Chief Operating Officer	360,000	120,000 @ CP 120,000 @ 110% of CP 120,000 @ 120% of CP

Joseph Barra Vice President, Clearing and Outsourcing Solutions	125,000	41,666 @ CP 41,667 @ 110% of CP 41,667 @ 120% of CP

1.	The closing price of Broadridge’s common stock on the date of grant, which was $18.97 per share.

All of the stock option grants have a 10-year term, subject to earlier expiration upon the occurrence of certain events. In order to recognize the entire accounting charge relating to these grants in the current fiscal year as well as to encourage the direct ownership of the Company’s shares, each stock option will become fully vested four months from the grant date, subject to the officer’s continued service through such date. The FAS 123(R) accounting charge relating to these grants will be approximately $13 million.

These grants were made following the Committee’s review of peer group data on officer share ownership levels and determination that the level of ownership of the Company’s shares by all of the Company’s corporate officers, as a group, did not adequately align their interests with those of the Company’s stockholders. Because most of the corporate officers were not corporate officers prior to the Company’s March 2007 spin-off from Automatic Data Processing, Inc., these individuals have not had an opportunity to accumulate equity ownership in the Company through stock options and/or restricted stock grants.

As a result of the relatively low level of stock ownership as a percentage of the total outstanding shares, the Committee determined it was appropriate to increase the total ownership of Company shares by the corporate officers through a multi-year series of stock option grants. They are, and will be larger than would otherwise be granted annually had the Company been independent for a greater number of years.

The Committee’s long-term goal is to have corporate officers own directly, or have granted to them in the form of stock options and restricted shares/units, five percent of all Company shares outstanding. The Committee anticipates it will take up to four years to meet this goal. In addition to the long-term ownership goal stated above, the Committee is in the process of determining appropriate share ownership guidelines so that, following the vesting of these grants, corporate officers will own an adequate amount of Company shares to keep their individual interests aligned with those of the Company’s stockholders.

Item 7.01 Regulation FD Disclosure.

The following information in this Current Report on Form 8-K, and the related statements included in Exhibit 99.1 attached hereto, is being furnished under Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

On February 25, 2008, the Company issued a press release announcing the approval of the issuance of stock option grants to certain corporate officers of the Company and confirming its fiscal year 2008 financial guidance. In the press release, the Company stated that despite a higher stock compensation expense associated with the issuance of the stock option grants, there is no change to the fiscal year 2008 financial guidance communicated in the Company’s earnings release of February 7, 2008, for the second quarter ended December 31, 2007. The Company confirmed its fiscal year 2008 financial guidance to be as follows: 1% - 4% revenue growth, and earnings per share before one-time transition expenses towards the higher end of the $1.30 - $1.40 per share range, based on diluted weighted average shares outstanding of approximately 141 million shares. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press release dated February 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel and Secretary